Ex 99.1

PTC Announces FIRST fiscal Quarter 2022 Results

Strong Q1 performance; Raising low end of FY’22 constant currency ARR guidance

BOSTON, MA, January 26, 2022 - PTC (NASDAQ: PTC) today reported financial results for its first fiscal quarter ended December 31, 2021.

“Our fiscal 2022 is off to a solid start with our key operating and financial metrics showing strong performance.  In Q1, we delivered constant currency ARR growth of 16% to end the quarter at $1.51 billion, plus operating cash flow of $138 million and adjusted free cash flow of $145 million,” said James Heppelmann, President and CEO, PTC.

“In Q1 we saw growth across our product portfolio and in all geographies over the same period last year as our customers continue to invest in our offerings to drive their digital transformation initiatives”, continued Heppelmann. “Demand for SaaS offerings is high as shown by high growth rates of our cloud-native Onshape and Arena products, and our CAD and PLM businesses continue to outpace market growth.”

“We are accelerating our multi-year SaaS transformation, and our strong performance this quarter has enabled us to raise the low end of our constant currency ARR guidance and positions us well to deliver on our cash flow targets for 2022,” concluded Heppelmann.

First Quarter 2022 Highlights1

Key operating and financial highlights are set forth below. For additional details, please refer to the Q1’22 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

•

ARR was $1,496 million at the end of Q1’22, up 12% compared to Q1’21.  On a constant currency basis, ARR was $1,507 million, up 16% compared to Q1’21, and above guidance of $1,500 million.  Organic constant currency growth was 11%.

•

Cash flow from operations was $138 million, free cash flow was $134 million, and adjusted free cash flow was $145 million in Q1’22, compared to Q1’21 cash flow from operations of $114 million, free cash flow of $111 million, and adjusted free cash flow of $121 million.

•	Revenue was $458 million in Q1’22 compared to $429 million in Q1’21, representing growth of 7%, or 8% in constant currency. Revenue is impacted by ASC 606.
•

Operating margin was 14% in Q1’22, compared to 21% in Q1’21, primarily driven by $34 million of restructuring expense.  Non-GAAP operating margin in Q1’22 was 35%, compared to 36% in Q1’21.  Operating margin is impacted because revenue is impacted by ASC606.

•	Earnings per share was $0.39 in Q1’22, compared to $0.20 in Q1’21. Non-GAAP earnings per share in Q1’22 was $0.95, compared to $0.97 in Q1’21. EPS is impacted because revenue is impacted by ASC606.

•

Total cash and cash equivalents as of the end of Q1’22 was $296 million. In addition, we held an equity investment in Matterport, Inc., valued at $87 million as of December 31, 2021. Gross debt was $1.45 billion as of the end of Q1’22.

•	Stock repurchases were $120 million in Q1’22. An additional $5 million of repurchases made in Q1’22 was settled early in Q2’22.

[1]

We include operating and non-GAAP financial measures in our operational highlights. The detailed definitions of these items and reconciliations of Non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

Q2’22 and Fiscal 2022 Guidance

“PTC delivered strong first quarter results modestly exceeding our expectations,” said Kristian Talvitie, EVP and CFO, PTC. “While we are reducing the range for the total restructuring charge from $45 to $50 million to $40 to $45 million, and the expected restructuring related cash payments from $50 to $55 million to $45 to $50 million, from a cash flow perspective, we continue to expect approximately $430 million of cash from operations, approximately $400 million of Free Cash Flow, and approximately $450 million of Adjusted Free Cash Flow for the full fiscal year of 2022.”

(1)

On a constant currency basis, using our FY’22 Plan foreign exchange rates for all periods.  Based on foreign exchange rate fluctuations as of the end of Q1’22, we currently expect a $13 million headwind, relative to our constant currency ARR guidance for FY’22, and a $12 million headwind, relative to our constant currency ARR guidance for Q1’22.

(2)

Free cash flow and adjusted free cash flow guidance are net of expected capex of approximately $30 million in FY’22 and $8 million in Q2’22. FY’22 cash from operations and free cash flow guidance include expected restructuring and acquisition-related payments of approximately $45 million - $50 million, which are excluded from FY’22 adjusted free cash flow guidance.  Q2’22 cash from operations and free cash flow guidance include expected restructuring and acquisition-related payments of approximately $20 million, which are excluded from Q2’22 adjusted free cash flow guidance.

Our FY’22 financial guidance includes the assumptions below.

Q2’22 Guidance and Assumptions:

•

Fiscal Q2 constant currency ARR of approximately $1,540 million to $1,550 million. Based on foreign exchange rate fluctuations as of the end of Q1’22, we currently expect a $12 million headwind in Q2’22 compared to constant currency ARR guidance for fiscal Q2’22.

•	Fiscal Q2 adjusted free cash flow of approximately $155 million, which excludes expected restructuring and acquisition-related payments of approximately $20 million occurring in Q2.

FY’22 Guidance and Assumptions:

•	Low end of constant currency FY’22 ARR guidance raised, reflecting our ARR performance in Q1’22 and forecast for the full year.
•	Low end of FY’22 revenue guidance raised, reflecting our ARR and professional services performance in Q1’22, as well as our forecast for the full year.
•

We provide full year ARR guidance on a constant currency basis, using our FY’22 Plan foreign exchange rates for all periods.  Based on foreign exchange rate fluctuations as of the end of Q1’22, we currently expect a $13 million headwind, relative to our constant currency ARR guidance for FY’22.

•	Collections are expected to be higher in 1H FY22 due to invoicing seasonality
o	Q4 is our lowest cash flow generation quarter due to seasonality
•	We expect churn to improve by approximately 100 basis points over FY’21.
•	At the mid-point of ARR guidance, we expect FY’22 GAAP operating expenses to increase approximately 4-5% and non-GAAP operating expense to increase approximately 2-3% over FY’21.
•	Costs are expected to ramp throughout the year due to hiring and increased SaaS investments.
•	Total estimated pre-tax adjustments of $275 million - $280 million outlined below, as well as any additional tax effects and discrete tax items (which are not known or reflected).
o	$58 million intangible asset amortization expense
o	$178 million stock-based compensation expense
o	$40 million - $45 million restructuring and other charges
•	Fluctuations in the value of our Matterport investment are excluded from both GAAP and non-GAAP guidance as they cannot be predicted.
•	Related to the restructuring, we expect:
o	P&L charges of approximately $40 million to $45 million, of which $34 million was incurred in Q1’22.
o

Cash outflows for restructuring payments of approximately $45 million to $50 million, of which $11 million was paid in Q1’22.  We expect approximately $20 million of the FY’22 payments in Q2’22 and the majority of the remaining payments in Q3’22.

o

The difference between the P&L charges and the restructuring payments in FY’22 is primarily the remaining payments associated with a prior restructuring involving relocation of our headquarters in FY’19.

•	In FY’22, our GAAP tax rate is expected to be approximately 20% and our non-GAAP tax rate is expected to be approximately 19%.
•	Capital expenditures are expected to be approximately $30 million.
•

For the remainder of FY’22, we will focus on de-levering. In FY’23 and on a go-forward basis, assuming our Debt/EBITDA is below 3x, we will target to return approximately 50% of our FCF to shareholders via share repurchases.

PTC’s Fiscal First Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, January 26, 2022.

To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735 and provide the passcode 7328695, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition-related and other transactional charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” on page 24 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. In FY’21, we incurred tax expense related to a South Korean tax matter which is excluded from our non-GAAP financial measures as it is related to prior periods and not included in management’s view of results for comparative purposes. We also recorded a tax benefit in FY’21 related to the release of our U.S. valuation allowance as a result of the Arena acquisition and our conclusion that it is now more likely than not that we will realize the majority of our deferred tax assets in the U.S. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, this benefit has been excluded from our non-GAAP financial measures.

Free Cash Flow and Adjusted Free Cash Flow - PTC provides information on free cash flow and adjusted free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operations net of capital expenditures.  Adjusted free cash flow is free cash flow net of restructuring payments, acquisition-related payments, and non-ordinary course tax-related payments or receipts. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Constant Currency (CC) Change Metric - We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, FY21 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2021, rather than the actual exchange rates in effect during that period.

Operating Measures

ARR - To help investors understand and assess the performance of our business as a SaaS and on-premise subscription company we provide an ARR (Annual Run Rate) operating measure.  ARR represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period.  ARR includes orders placed under our Strategic Alliance Agreement with Rockwell Automation, including orders placed to satisfy contractual minimum commitments.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from customers.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations and targets, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the COVID-19 pandemic, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; our strategic initiatives and investments, including our restructuring and our accelerated investments in our transition to SaaS, may not deliver the results when or as we expect; we may be unable to generate sufficient operating cash flow to repay amounts under our credit facility or to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits or other matters could preclude such repayment and/or repurchases; foreign exchange rates may differ materially from those we expect; and orders associated with minimum commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers, which could cause the ARR associated with those orders to churn.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC unleashes industrial innovation with award-winning, market-proven solutions that enable companies to differentiate their products and services, improve operational excellence, and increase workforce productivity. With PTC and its partner ecosystem manufacturers can capitalize on the promise of today’s new technology to drive digital transformation.

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PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations
mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	December 31,	December 31,
	2021	2020

Revenue:
Recurring revenue	$405,125	$384,957
Perpetual license	8,468	8,463
Professional services	44,128	35,630
Total revenue (1)	457,721	429,050

Cost of revenue (2)	95,118	86,830

Gross margin	362,603	342,220

Operating expenses:
Sales and marketing (2)	125,476	124,725
Research and development (2)	80,534	70,835
General and administrative (2)	51,940	49,528
Amortization of acquired intangible assets	8,484	6,547
Restructuring and other charges, net	33,991	247
Total operating expenses	300,425	251,882

Operating income	62,178	90,338
Other income (expense), net	(6,802)	(12,931)
Income before income taxes	55,376	77,407
Provision for income taxes	9,287	53,892
Net income	$46,089	$23,515

Earnings per share:
Basic	$0.39	$0.20
Weighted average shares outstanding	117,347	116,401

Diluted	$0.39	$0.20
Weighted average shares outstanding	118,598	117,605

(1)	See supplemental financial data for revenue by license, support, and professional services.
(2)	See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands)

Revenue by license, support and services is as follows:
	Three Months Ended
	December 31,	December 31,
	2021	2020
License revenue (1)	$169,108	$177,175
Support and cloud services revenue	244,485	216,245
Professional services revenue	44,128	35,630
Total revenue	$457,721	$429,050

(1)	License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended
	December 31,	December 31,
	2021	2020
Cost of revenue	$5,972	$4,434
Sales and marketing	13,081	14,999
Research and development	10,176	8,443
General and administrative	16,713	18,212
Total stock-based compensation	$45,942	$46,088

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	December 31,	December 31,
	2021	2020

GAAP gross margin	$362,603	$342,220
Stock-based compensation	5,972	4,434
Amortization of acquired intangible assets included in cost of revenue	6,493	6,267
Non-GAAP gross margin	$375,068	$352,921

GAAP operating income	$62,178	$90,338
Stock-based compensation	45,942	46,088
Amortization of acquired intangible assets	14,977	12,814
Acquisition-related and other transactional charges	1,050	3,916
Restructuring and other charges, net	33,991	247
Non-GAAP operating income (1)	$158,138	$153,403

GAAP net income	$46,089	$23,515
Stock-based compensation	45,942	46,088
Amortization of acquired intangible assets	14,977	12,814
Acquisition-related and other transactional charges	1,050	3,916
Restructuring and other charges, net	33,991	247
Non-operating charges (credits) (2)	(9,766)	-
Income tax adjustments (3)	(19,225)	27,151
Non-GAAP net income	$113,058	$113,731

GAAP diluted earnings per share	$0.39	$0.20
Stock-based compensation	0.39	0.39
Amortization of acquired intangibles	0.13	0.11
Acquisition-related and other transactional charges	0.01	0.03
Restructuring and other charges, net	0.29	-
Non-operating charges (credits)	(0.08)	-
Income tax adjustments	(0.16)	0.23
Non-GAAP diluted earnings per share	$0.95	$0.97

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended
	December 31,	December 31,
	2021	2020
GAAP operating margin	13.6%	21.1%
Stock-based compensation	10.0%	10.7%
Amortization of acquired intangibles	3.3%	3.0%
Acquisition-related and other transactional charges	0.2%	0.9%
Restructuring and other charges, net	7.4%	0.1%
Non-GAAP operating margin	34.5%	35.8%

(2)	In the first quarter of 2022, we recorded a $9.8 million gain on our investment in Matterport, Inc.
(3)

Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. In 2021 we had recorded a full valuation allowance against our U.S. net deferred tax assets. As we were profitable on a non-GAAP basis, the 2021 tax provision was calculated assuming there was no valuation allowance. Additionally, our Q1'21 non-GAAP results excluded tax expense of $34.6 million related to a South Korean tax exposure, primarily related to foreign withholding taxes.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2021	2021

ASSETS

Cash and cash equivalents	$296,125	$326,532
Accounts receivable, net	478,673	541,072
Property and equipment, net	96,848	100,237
Goodwill and acquired intangible assets, net	2,553,757	2,570,854
Lease assets, net	150,261	152,337
Other assets	844,956	816,528

Total assets	$4,420,620	$4,507,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$481,070	$497,677
Debt, net of deferred issuance costs	1,440,014	1,439,471
Lease obligations	206,032	208,799
Other liabilities	339,692	323,145
Stockholders' equity	1,953,812	2,038,468

Total liabilities and stockholders' equity	$4,420,620	$4,507,560

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	December 31,	December 31,
	2021	2020

Cash flows from operating activities:
Net income	$46,089	$23,515
Stock-based compensation	45,942	46,088
Depreciation and amortization	22,088	18,835
Amortization of right-of-use lease assets	8,860	9,391
Accounts receivable	57,316	10,315
Accounts payable and accruals	15,812	3,129
Deferred revenue	(13,696)	(851)
Income taxes	(8,328)	44,537
Other	(36,347)	(41,197)
Net cash provided by operating activities	137,736	113,762

Capital expenditures	(3,362)	(2,857)
Purchase of intangible assets	(450)	(550)
Borrowings (payments) on debt, net	-	(18,000)
Repurchases of common stock	(119,739)	-
Payments of withholding taxes in connection with vesting of stock-based awards	(49,165)	(24,500)
Settlement of net investment hedges	6,473	(7,359)
Net proceeds from (purchases of) marketable securities (1)	-	58,469
Other financing & investing activities	(239)	(1,279)
Foreign exchange impact on cash	(1,661)	5,553

Net change in cash, cash equivalents, and restricted cash	(30,407)	123,239
Cash, cash equivalents, and restricted cash, beginning of period	327,046	275,960
Cash, cash equivalents, and restricted cash, end of period	$296,639	$399,199

	Three Months Ended
	December 31,	December 31,
	2021	2020
Cash provided by operating activities	$137,736	$113,762
Capital expenditures	(3,362)	(2,857)
Free cash flow	134,374	110,905
Restructuring and other related payments	10,511	7,267
Acquisition-related payments	-	2,880
Adjusted free cash flow	$144,885	$121,052

(1)	In the first quarter of 2021, we sold all of our available-for-sale securities.